Exhibit 99.1

Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS SECOND QUARTER 2009 RESULTS

•	Sales of $5.1 billion
•	Earnings per share of $0.49
•	Full-year 2009 outlook reaffirmed

ST. LOUIS, May 5, 2009 – Emerson (NYSE: EMR) announced net sales for the second quarter ended March 31, 2009 of $5.1 billion, a decrease of 16 percent compared with $6.0 billion in the prior year quarter. Earnings from continuing operations for the quarter declined 38 percent to $373 million, or $0.49 per share. This represents a 35 percent decline in earnings per share from continuing operations versus $0.75 earned in the same period last year. Higher restructuring expenses negatively impacted the earnings per share comparison by $0.04 per share. Including the negative $0.06 per share impact from discontinued operations in the second quarter of 2008, net earnings per share declined 29 percent.

Underlying sales (which exclude acquisitions, divestitures and foreign currency translation) decreased 11 percent in the quarter with currency exchange rates having an additional unfavorable impact of 5 percent. While the slowdown has affected markets globally, underlying sales in the quarter in emerging markets continued to hold up better than mature markets, with a decline of only 1 percent. Geographically, underlying sales in the United States and Europe declined 19 percent and 10 percent respectively, Asia increased 1 percent, Middle East/Africa increased 3 percent and Latin America declined 1 percent.

“Emerson has faced a dramatic and challenging change in market conditions when compared with the same quarter of 2008,” said Chairman, CEO and President

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David N. Farr. “The global recession has significantly reduced demand across all of our business segments. Although we have acted decisively to adjust to the decline in market demand, our margins have been affected by the sales decline and aggressive inventory reductions, as well as the increased costs of broad-based restructuring initiatives.

“The actions that we are taking are intended to improve our global best cost structure, drive innovation, and encourage entrepreneurial thinking throughout Emerson. Our financial position remains strong, and we are providing our management team with the resources, support, and strategic acquisitions needed to improve our competitive position for when the economy returns to growth and for the long term.”

Operating profit margin for the second quarter declined to 14.1 percent from 16.4 percent in the prior year period. The operating margin declined primarily due to deleverage on lower sales volume, unfavorable product mix, and significant inventory reductions, partially offset by cost containment actions. Pretax earnings margin decreased to 10.8 percent from 14.5 percent in the prior year quarter primarily due to significantly higher restructuring costs.

Segment Highlights

Process Management sales decreased 4 percent in the quarter, due to the stronger U.S. dollar. Underlying sales grew 3 percent on top of a double-digit increase in the prior year quarter, and currency translation negatively impacted sales by 7 percent. Underlying sales growth was strong internationally, with Asia up 21 percent in the quarter. The margin for Process Management declined 100 basis points to 16.9 percent with unfavorable product mix partially offset by cost reduction efforts. Continued investments were made in next-generation technology programs and global infrastructure expansion. In April, Emerson completed the acquisition of Roxar ASA, a leading global supplier of measurement solutions and software for reservoir production optimization, enhanced oil and gas recovery and flow assurance. Roxar broadens the solutions portfolio offered by Emerson Process Management for oil and gas exploration and production applications.

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Industrial Automation revenues declined 18 percent in the quarter with 15 percent underlying sales deterioration, unfavorable currency translation of 5 percent and a 2 percent favorable impact from the System Plast and Trident Power acquisitions. Sales declines were broad-based across geographies and businesses within this segment, reflecting the significant slowdown of capital-related end markets.

The acquisition of Trident Power in February, a power-generating alternator manufacturer based in India, further strengthens Emerson’s market and technology leadership position in the global alternator market. The profit margin for Industrial Automation decreased 440 basis points to 10.1 percent from the prior year quarter, reflecting the volume deleverage as well as negative product mix.

Network Power sales declined 16 percent in the quarter, which included an underlying sales decrease of slightly less than 10 percent, a negative 4 percent impact from currency translation and an unfavorable impact of 2 percent from the Embedded Computing acquisition. Underlying growth remained positive across all major geographic areas outside of the United States and Europe, with strength continuing in the China power systems business. Profitability for this segment declined to 8.2 percent from 12.3 percent in the prior year quarter, with volume deleverage, dilution from acquisitions and increased restructuring of $25 million negatively impacting the margin.

Climate Technologies sales declined 23 percent in the second quarter, amid continued weakness in the residential, commercial and refrigeration end markets. Underlying sales decreased 21 percent and currency translation negatively impacted sales by 2 percent. The margin for this segment declined to 9.0 percent, versus 14.9 percent in the same prior year quarter due to volume deleverage and price / cost pressures.

Appliance and Tools sales decreased 24 percent in the quarter. Underlying sales decreased 23 percent, with currency translation subtracting 1 percent. Weakness continued broadly across the businesses within this segment. Margin declined to 8.4 percent from 14.6 percent in the prior year quarter due primarily to increased restructuring of $10 million as well as deleverage from lower sales volume.

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Balance Sheet / Cash Flow

Operating cash flow was $499 million in the second quarter of 2009, compared to $748 million in the prior year period, principally due to lower earnings and a $74 million net increase in pension funding. Free cash flow (operating cash flow less capital expenditures) was $359 million and free cash flow was 96 percent of net earnings.  Inventory was reduced sequentially by over $200 million from the first quarter. Since the beginning of the second quarter of 2009, the company issued $1.25 billion in long-term debt and repaid $250 million of mature debt to further strengthen the balance sheet and liquidity position of the company.

“During the second quarter we saw rapid deterioration in our end-markets and took quick action to significantly reduce production and our inventory levels,” Farr said. “While this had a detrimental effect on operating margin in the second quarter, we believe it was important to reduce our production levels by more than the sales decline. I am encouraged by the inventory reduction we have been able to achieve over the quarter and our goal is to achieve a similar inventory dollar reduction over the balance of the year. This will put us on the path to meeting our cash flow targets for the fiscal year. We have also been able to opportunistically issue long-term debt allowing continued balance sheet flexibility.

“I am confident that we will continue to generate substantial cash flow from operations, and will recommend today that our Board of Directors and Finance Committee approve another thirty-three cents ($0.33) per share quarterly dividend. This is ten percent higher than the thirty cents ($0.30) per share paid in the second fiscal quarter of 2008.”

2009 Outlook

Business conditions remain very challenging globally, consistent with those communicated in the April 7, 2009 investor update conference call, and the 2009 guidance remains unchanged. Emerson still expects underlying sales to decline 9 to 11 percent from 2008 levels, a 5 percent unfavorable impact from currency translation and a 1 percent favorable impact from completed acquisitions resulting in a net sales decline

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in the range of 13 to 15 percent to $21.0 to $21.7 billion. The full-year earnings per share target remains $2.40 to $2.60. Operating profit margin and pretax margin are still expected to be in the range of 15.7 to 16.0 percent and 12.6 to 13.2 percent respectively. The fiscal 2009 operating cash flow target remains $3.1 to $3.3 billion and the free cash flow target remains $2.5 to $2.7 billion. The company continues to expect to spend approximately $200 to $250 million on restructuring in fiscal 2009.

Upcoming Investor Events

On Tuesday, May 5, 2009, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the company’s second quarter fiscal 2009 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

On May 20, 2009, Emerson Chairman, Chief Executive Officer and President David N. Farr will present at the 2009 Electrical Products Group Conference in Longboat Key, Florida. The presentation will begin at 10:45 a.m. EDT and conclude at approximately 11:25 a.m. EDT. The presentation slides will be posted at the presentation starting time in the Investor Relations area of Emerson’s website at www.emerson.com/financial and will be available for approximately one week at the same location on the website.

Details of upcoming events will be posted as they occur on the Events Calendar in the Investor Relations section of the website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing,

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and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31,		Percent
	2008	2009	Change

Net sales	$6,023	$5,087	-16%
Less: Costs and expenses
Cost of sales	3,781	3,250
SG&A expenses	1,252	1,119
Other deductions, net	67	121
Interest expense, net	51	50
Earnings from continuing operations before income taxes	872	547	-37%
Income taxes	274	174
Earnings from continuing operations	$598	$373	-38%

Discontinued Operations, net of tax	(51)	–
Net earnings	$547	$373

Diluted avg. shares outstanding	792.0	756.9

Diluted earnings per common share:
Earnings from continuing operations	$0.75	$0.49	-35%
Discontinued operations	(0.06)	–
Diluted earnings per common share	$0.69	$0.49	-29%

	Quarter Ended March 31,
	2008	2009
Other deductions, net
Rationalization of operations	$16	$64
Amortization of intangibles	22	24
Other	29	58
Gains	–	(25)
Total	$67	$121

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31,		Percent
	2008	2009	Change

Net sales	$11,543	$10,502	-9%
Less: Costs and expenses
Cost of sales	7,291	6,669
SG&A expenses	2,436	2,312
Other deductions, net	70	212
Interest expense, net	101	93
Earnings from continuing operations before income taxes	1,645	1,216	-26%
Income taxes	528	385
Earnings from continuing operations	$1,117	$831	-26%

Discontinued Operations, net of tax	(5)	–
Net earnings	$1,112	$831

Diluted avg. shares outstanding	794.2	762.4

Diluted earnings per common share:
Earnings from continuing operations	$1.41	$1.09	-23%
Discontinued operations	(0.01)	–
Diluted earnings per common share	$1.40	$1.09	-22%

	Six Months Ended March 31,
	2008	2009
Other deductions, net
Rationalization of operations	$25	$107
Amortization of intangibles	39	47
Other	70	87
Gains	(64)	(29)
Total	$70	$212

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS, UNAUDITED)

	March 31,
	2008	2009
Assets
Cash and equivalents	$1,767	$1,507
Receivables, net	4,377	3,757
Inventories	2,532	2,257
Other current assets	762	611
Total current assets	9,438	8,132
Property, plant & equipment, net	3,413	3,447
Goodwill	6,658	6,616
Other	1,941	1,796

	$21,450	$19,991

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,609	$1,722
Accounts payable	2,403	1,871
Accrued expenses	2,342	2,316
Income taxes	234	38
Total current liabilities	6,588	5,947
Long-term debt	3,338	3,696
Other liabilities	2,044	2,136
Stockholders’ equity	9,480	8,212

	$21,450	$19,991

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2008	2009
Operating Activities
Net earnings	$1,112	$831
Depreciation and amortization	350	358
Changes in operating working capital	(319)	(355)
Pension funding	–	(148)
Pension deferred tax benefit	–	111
Other	28	21
Net cash provided by operating activities	1,171	818

Investing Activities
Capital expenditures	(306)	(272)
Purchases of businesses, net of cash and equivalents acquired	(440)	(433)
Other	168	37
Net cash used in investing activities	(578)	(668)

Financing Activities
Net increase in short-term borrowings	688	886
Proceeds from long-term debt	399	500
Principal payments on long-term debt	(1)	(438)
Dividends paid	(473)	(502)
Purchases of treasury stock	(483)	(718)
Other	(45)	(43)
Net cash provided by (used in) financing activities	85	(315)

Effect of exchange rate changes on cash and equivalents	81	(105)

Increase (Decrease) in cash and equivalents	759	(270)

Beginning cash and equivalents	1,008	1,777

Ending cash and equivalents	$1,767	$1,507

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2008	2009
Sales
Process Management	$1,597	$1,530
Industrial Automation	1,176	960
Network Power	1,520	1,280
Climate Technologies	956	733
Appliance and Tools	956	727
	6,205	5,230
Eliminations	(182)	(143)
Net Sales	$6,023	$5,087

	Quarter Ended March 31,
	2008	2009
Earnings
Process Management	$286	$258
Industrial Automation	171	97
Network Power	187	105
Climate Technologies	142	66
Appliance and Tools	139	61
	925	587
Differences in accounting methods	57	47
Corporate and other	(59)	(37)
Interest expense, net	(51)	(50)
Earnings from continuing operations before income taxes	$872	$547

	Quarter Ended March 31,
	2008	2009
Rationalization of operations
Process Management	$3	$6
Industrial Automation	3	9
Network Power	5	30
Climate Technologies	4	8
Appliance and Tools	1	11
Total Emerson	$16	$64

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2008	2009
Sales
Process Management	$3,033	$3,083
Industrial Automation	2,301	2,063
Network Power	2,926	2,715
Climate Technologies	1,722	1,425
Appliance and Tools	1,888	1,498
	11,870	10,784
Eliminations	(327)	(282)
Net Sales	$11,543	$10,502

	Six Months Ended March 31,
	2008	2009
Earnings
Process Management	$544	$560
Industrial Automation	342	250
Network Power	367	254
Climate Technologies	244	119
Appliance and Tools	271	140
	1,768	1,323
Differences in accounting methods	110	97
Corporate and other	(132)	(111)
Interest expense, net	(101)	(93)
Earnings from continuing operations before income taxes	$1,645	$1,216

	Six Months Ended March 31,
	2008	2009
Rationalization of operations
Process Management	$4	$8
Industrial Automation	6	12
Network Power	8	50
Climate Technologies	5	22
Appliance and Tools	2	15
Total Emerson	$25	$107

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

Second Quarter Operating Profit	2008	2009	% Change
Operating Profit (Non-GAAP)	$990	$718	-27%
Operating Profit Margin% (Non-GAAP)	16.4%	14.1%
Other Deductions, Net	67	121
Interest Expense, Net	51	50
Pretax Earnings	$872	$547	-37%
Pretax Earnings Margin %	14.5%	10.8%

Free Cash Flow		Q2 2009
Operating Cash Flow		$499
Capital Expenditures		(140)
Free Cash Flow (Non-GAAP)		$359

Net Sales	Q2 2009	Forecast Fiscal 2009
Underlying Sales (Non-GAAP)	-11%	~ -9 to -11%
Currency	-5%	-5%
Completed Acquisitions	–	1%
Net Sales	-16%	~ -13 to -15%

Forecast Fiscal Year 2009 Operating Profit		Forecast Fiscal 2009
Operating Profit (Non-GAAP)		~$3,290 – 3,465
Operating Profit Margin % (Non-GAAP)		15.7% - 16.0%
Interest Expense and Other Deductions, Net		~ ($600 - 640)
Pretax Earnings		~ $2,650 - 2,865
Pretax Earnings Margin %		12.6% - 13.2%

Free Cash Flow (dollars in billions)		Forecast Fiscal 2009
Operating Cash Flow		~$3.1 - $3.3
Capital Expenditures		~$0.6
Free Cash Flow (Non-GAAP)		~$2.5 - $2.7

All amounts above are GAAP financial measures except as noted.

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